Exhibit 99.1

Legacy Housing Corporation Reports Second Quarter 2023 Financial Results

August 9, 2023

BEDFORD, Texas - Legacy Housing Corporation (“Legacy” or the "Company,” NASDAQ: LEGH) today announced its financial results for the second quarter ended June 30, 2023.

Financial Highlights

◾	Net revenue for the second quarter of 2023 was $52.6 million, a decrease of 18.0% from the second quarter of 2022.
◾	Income from operations for the second quarter of 2023 was $17.5 million, a decrease of 14.5% from the second quarter of 2022.
◾	Net income for the second quarter of 2023 was $15.0 million, a decrease of 13.0% from the second quarter of 2022.
◾	Basic earnings per share for the second quarter of 2023 was $0.62, a decrease of 12.7% from the second quarter of 2022.
◾	Book value for the second quarter of 2023 was $413.2 million, an increase of 8.1% from the fourth quarter of 2022.
◾	Book value per share for the second quarter of 2023 was $16.94, an increase of 8.0% from the fourth quarter of 2022.

Duncan Bates, President and Chief Executive Officer, stated: “I am pleased with Legacy’s second quarter performance. According to Manufactured Housing Institute data, industry home shipments through May 2023 are down 29.0% year over year. However, housing affordability in the U.S. continues to deteriorate and retail traffic in our industry is accelerating. Loan applications at our company-owned retail stores hit a 12-month high in July 2023. We continue to focus on sales and cost management, and we recently closed a new Revolving Credit Facility which provides additional flexibility to pursue growth opportunities.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Information

Management will host a conference call to discuss the results at 10:00 a.m. Central Time on Thursday, August 10, 2023. To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details. A live webcast of the call can be accessed using this link.

About Legacy Housing Corporation

Legacy builds, sells, and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the fifth largest producer of manufactured homes in the United States as ranked by the number of homes manufactured based on the information available from the Manufactured Housing Institute and the Institute for Building Technology and Safety. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 395 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $33,000 to $180,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:
Duncan Bates, (817) 799-4837
duncanbates@legacyhousingcorp.com

Media Inquiries:
Kira Hovancik, (817) 799-4905
pr@legacyhousingcorp.com